Exhibit 15







Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



Re:     Protective Life Corporation



We are aware that our report dated April 24, 1996, on our review of interim consolidated financial information of Protective Life Corporation and sub-sidiaries for the period ended March 31, 1996, and included in the Company's quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in the Company's registration statements on Form S-8 and Form S-3. Pursuant to Rule 436 under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





COOPERS & LYBRAND L.L.P.


Birmingham, Alabama
April 24, 1996